EXHIBIT 99.1

Media Sciences Reports Second Quarter Financial Results.

OAKLAND, N.J., February 12, 2009—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its quarterly financial results for the period ended December 31, 2008. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended December 31, 2008 include:

•	Net revenues of $5,157,000, representing a $528,000 or 9% decrease year-over-year and a $595,000 or 10% decrease over the prior quarter.
•	Gross margin at 41.2% of net revenues, versus 45.8% for the same period last year.
•	Net loss of $517,000 versus net loss of $485,000 year-over-year.
•	Loss per share of $0.04 basic and fully diluted.

The Company’s financial position and results for the quarter were adversely impacted by the following: (1) a general decline in the level of sales activity attributed to the deepening economic recession and a reduction in the level of inventories held by the Company’s distribution channel; (2) an increased level of customer rebates; and (3) an abrupt devaluation of the European currencies relative to the U.S. dollar.

CEO’s Comments

Michael W. Levin, President and CEO of Media Sciences International, Inc. noted,

Clearly we are disappointed in our results for the quarter.  We experienced a marked change in order volumes in November and December that we attribute to the impact of the global economic environment.  We have anecdotal evidence to suggest that inventory levels both in the channel and at the end user contracted and that desktop print volumes, especially color print volumes, have decreased.  These macro changes offset the growth that we did experience primarily in our office products channel resulting from new dealer relationships.

The impact of the economic slowdown was exacerbated by the rapid devaluation of the Euro and especially the British pound.  The financial impact for the quarter of the strengthening dollar translated into a reduction in our reported net revenues of $261,000, a 280 basis point reduction in our gross margins, and below the line currency exchange losses of $186,000.  All told, the devaluation of the Pound and Euro adversely impacted our reported operating pretax results by about $447,000 ($268,000 after tax or about $0.02 per share).

In response to these dynamics, we instituted a price increase in Europe effective January 1, and took additional actions to reduce our costs.  Further we are reviewing a range of options for our China operation.

While the underlying thesis for Media Sciences – high quality color printer supplies at a significant savings to the printer manufacturers’ brand remains sound, the current economic environment imparts greater volatility and uncertainty into our business.  Management is highly focused on identifying and addressing challenges quickly, while continuing to execute on new product and sales channel development seeking to overcome the macroeconomic environment and return to overall revenue growth and profitability.

Additional Cost Reduction Efforts. In addition to our cost reduction plan implemented in the Company’s fiscal first quarter, management has implemented or is in the process of implementing the following additional cost cutting measures:

•

An additional 7% reduction in force, on top of the approximate 20% staff reduction implemented in July. This additional headcount reduction was implemented in early January 2009. These headcount reductions are expected to help the Company realize an additional annual run-rate improvement in its pretax operating results of about $650,000 and an improvement in its operating cash flows of about $620,000. Severance costs associated with these staff reductions were not material.

•

A company-wide 10% salary, wage and bonus concession until certain profitability measures are achieved over a contiguous six-month period. This temporary measure was announced in early January 2009 and went into effect in late January 2009. This temporary measure is expected to generate about $450,000 in annualized run-rate savings.

•

The Company’s Directors waived their cash compensation effective October 1, 2008 until they determine the present economic uncertainties facing the company have passed. This temporary action is expected to generate about $123,000 in annualized run-rate savings and benefitted the current quarter by about $31,000.

•

The Company’s China manufacturing facility is complete and ready for production.  However, given the economic climate the Company is evaluating the ongoing and likely increased costs of operating the facility versus the short term benefits, which are expected to be primarily operational in nature.  The Company is considering a range of options including, but not limited to, deferring commercial production at the facility, conversion of the operation into a joint venture, closure, and monetizing our investment. The process associated with evaluating these options may take a number of months to complete, during which time it is unlikely that commercial production will commence at the facility.

•	The Company is also pursuing other cost reduction efforts, including concessions from its landlords and other vendors.

These new cost reduction efforts are expected to help the Company realize additional savings of about $1,200,000 on an annualized run-rate pretax and cash basis. About $600,000 of these new annualized cost savings are from temporary measures which will cease after certain profitability measures are achieved over a contiguous six-month period. These new cost reduction efforts are in addition to the cost reduction plan we implemented in July of 2008. Five months into the July cost reduction plan, the Company continues to track favorably with its original plan to realize run-rate pretax GAAP cost savings, versus its run rate at the end of its 2008 fiscal year, of about $1,600,000 and about $1,900,000 on a cash flow basis.

European Price Increase

In response to the precipitous 22% and 11% decline during the quarter in the value of the British Pound and the Euro (respectively) to the U.S. dollar, the Company competitively evaluated and selectively implemented increases to its Pound and Euro denominated prices. These price changes, effective January 1, 2009, are estimated to address about 60% to 70% of the U.S. dollar translated revenue impact of the devaluation experienced during the quarter.

Revenues

For the quarter, as compared to the same period last year, the Company experienced a nominally higher level of gross revenue generation and product sales volumes. However, due to an increased level of customer rebates and the revenue impact resulting from the significant devaluation of the British Pound and the Euro during the quarter, our net revenues for the three months ended December 31, 2008 as compared to the same period last year, decreased by $528,000 or 9% from $5,685,000 to $5,157,000. Year-over-year, sales of color toner cartridges increased by about 14% and solid ink product sales decreased by about 15%. For this same period, the Company also experienced declining revenues from its INKlusive program. The decline in the volume of INKlusive revenue reflects the general trend toward lower printer prices which inherently reduces the value of the “free printer” incentive that is core to the INKlusive program.

Net revenues for the six months ended December 31, 2008, as compared with the same period last year, decreased by $1,207,000 or 10% from $12,116,000 to $10,909,000. This decline in net revenues was primarily driven by an increased level of customer rebates, the revenue impact resulting from the significant devaluation of the British Pound and the Euro during the fiscal second quarter, and a decrease in revenues from the INKlusive program. Also contributing to the decline was the discontinuance of sales directly to end users by the Company’s Cadapult subsidiary in the comparative year ago period ended September 30, 2007. It is also noteworthy that in the year ago fiscal quarter ended September 30, 2007 that the Company benefitted from the launch of three new products which contributed to the realization of a record net revenue quarter.

The Company ended the quarter with an order backlog of $343,000, representing a $120,000 decrease over the prior quarter ended September 30, 2008. Since the Company does not recognize revenues until orders are shipped, revenues associated with these unfilled orders were not recognized in the quarter ended December 31, 2008. For the comparative period, the Company had $235,000 of order backlog at December 31, 2007.

Gross Margin

Consolidated gross profit for the quarter, compared to the same period last year, decreased by $480,000 or 18% to $2,122,000 from $2,602,000. For the quarter, the Company’s gross margin declined by about 460 basis points to 41.2% from 45.8% in the comparative year ago period. Consolidated gross profit for the six months ended December 31, 2008 compared to the same period last year, decreased by $804,000 or 14% to $4,743,000 from $5,547,000. For the six months ended December 31, 2008, the Company’s gross margin declined by about 230 basis points to 43.5% from 45.8% in the comparative year ago period.

These declines in the gross margins were primarily attributed to the year-over-year increase in customer rebates combined with the revenue and margin impact resulting from the significant devaluation of the British Pound and the Euro during the quarter. To a lesser extent, some of the year-over-year decline was the result of our continued sales mix trend toward a greater proportion of toner-based products; the effects of which were more than offset by year-over-year reductions in our product costs, particularly inbound freight costs.

The Company’s margins reflect a portfolio of products. Generally, solid ink products generate greater margins than do toner-based products. While margins within the solid ink product line are very consistent, margins within the toner-based product line vary quite significantly. As a result, our margins can vary materially, not only as a function of the solid ink to toner sales mix, but of the sales mix within the toner-based product line itself. The Company expects to see changes in its margins, both favorable and unfavorable, as a result of continued changes in its sales mix.

Research and Development

Research and development spending for the quarter, compared to the same period last year, decreased by $121,000 or 26% to $348,000 from $469,000. For the six months ended December 31, 2008 as compared to the same period last year, decreased by $245,000 or 25% to $721,000 from $966,000. The decrease in our research and development costs was the result of the Company’s cost reduction efforts. Looking forward, the Company expects its research and development spending to represent a similar to slightly declining proportion of its net revenues.

Selling, General and Administrative Expense

Selling, general and administrative expense, exclusive of depreciation and amortization, for the quarter, compared to the same period last year, decrease by $381,000 or 13% to $2,496,000 from $2,877,000. For the six months ended December 31, 2008, Selling, general and administrative expense, exclusive of depreciation and amortization decreased by $321,000 or 6% to $5,248,000 from $5,569,000 for the same period last year.

The decrease in selling, general and administrative expense was primarily driven by lower year-over-year costs of litigation and the results of the Company’s cost reduction efforts partially offset by greater year-over-year business formation and start-up costs associated with the Company’s China manufacturing operations and foreign currency translation losses.

Selling, general and administrative expense, exclusive of depreciation and amortization, for the three and six months ended December 31, 2008 includes about $176,000 and $321,000 of non-cash stock-based compensation expense, respectively. This compares with about $124,000 and $200,000 of stock-based compensation expense in the comparative year ago three and six months ended December 31, 2007.

Net Income

For the three and six months ended December 31, 2008, the Company lost $517,000 ($0.04 per share basic and diluted) and $39,000 ($0.00 per share basic and diluted). This compares with a net loss of $485,000 ($0.04 per share basic and diluted) and $672,000 ($0.06 per share basic and diluted), respectively, generated in the prior year for the three and six months ended December 31, 2007. Excluding the benefit of the non-recurring litigation settlement recognized in the prior fiscal quarter, the Company we would have generated a net loss for the six months ended December 31, 2008 of about $939,000 on a pro forma basis.

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss annual results on Friday, February 13, 2009, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 800.299.6183. International callers may dial 617.801.9713. The passcode for the teleconference is 76625492.

For more information on Media Sciences or its SEC filings, please visit the investor relations section of the Company’s website at www.mediasciences.com.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2008, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP). Management finds it useful at times to provide adjustments to its GAAP numbers. This news release contains the non-GAAP financial measure of EBITDA, defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which are adjusted from results based on GAAP to exclude certain expenses.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because the Company’s management uses this information when evaluating current results of operations and cash flow, and believes that this information provides the users of the financial statements with an additional and useful comparison of the Company’s current results of operations and cash flows with past and future periods.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly title measures used by other companies.

Reconciliation of Non-GAAP Measures	Three Months Ended			Six Months Ended
	12/31/2008	9/30/2008	12/31/2007	12/31/2008	12/31/2007
Reported income (loss) from operations	(814,174)	901,005	(838,541)	86,832	(1,172,258)
Depreciation & amortization	246,203	224,905	260,168	471,108	508,275
EBITDA	(567,971)	1,125,910	(578,373)	557,940	(663,983)

Add-back of non-cash expenses:
Increases to inventory reserves	38,371	29,239	(18,903)	67,610	8,481
Stock-based compensation	208,005	155,411	136,725	363,416	221,337
	246,376	184,650	117,822	431,026	229,818

Cash EBITDA	(321,595)	1,310,560	(460,551)	988,966	(434,165)

Add-back of non-recurring items:
Litigation costs	79,259	183,695	352,031	262,954	593,153
Litigation settlement recovery	-	(1,500,000)	-	(1,500,000)	-
Foreign currency exchange losses (gains)	186,370	100,386	(10,801)	286,756	(10,801)
Business start-up costs	344,302	299,112	195,895	643,414	345,900
	609,931	(916,807)	537,125	(306,876)	928,252

Normalized EBITDA	288,336	393,753	76,574	682,090	494,087

Weighted Avg. Common Share Outstanding	11,721,467	11,716,971	11,576,357	11,719,283	11,523,930
- Cash EBITDA / Share - Basic	($0.03)	$0.11	($0.04)	$0.08	($0.04)
- Normalized EBITDA / Share - Basic	$0.02	$0.03	$0.01	$0.06	$0.04

Adjusted Weighted Avg. Shares Outstanding	11,721,467	11,787,659	11,576,357	11,719,283	11,523,930
- Cash EBITDA / Share - Diluted	($0.03)	$0.11	($0.04)	$0.08	($0.04)
- Normalized EBITDA / Share - Diluted	$0.02	$0.03	$0.01	$0.06	$0.04

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

NET REVENUES	$ 5,156,705	$ 5,685,477	$ 10,909,110	$ 12,116,367

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and amortization, product warranty, shipping and freight	2,551,580	2,567,505	5,203,804	5,526,609
Depreciation and amortization	139,627	153,293	257,116	300,300
Product warranty	227,330	199,234	441,499	411,351
Shipping and freight	116,141	163,136	263,766	330,708
Total cost of goods sold	3,034,678	3,083,168	6,166,185	6,568,968

GROSS PROFIT	2,122,027	2,602,309	4,742,925	5,547,399

OTHER COSTS AND EXPENSES:
Research and development	348,194	468,914	721,246	966,280
Selling, general and administrative, excluding depreciation and amortization	2,495,540	2,876,776	5,248,447	5,568,822
Depreciation and amortization	92,467	95,160	186,400	184,555
Litigation settlement	–	–	(1,500,000)	–
Total other costs and expenses	2,936,201	3,440,850	4,656,093	6,719,657

INCOME (LOSS) FROM OPERATIONS	(814,174)	(838,541)	86,832	(1,172,258)

Interest expense	(125,159)	(7,637)	(227,899)	(16,137)
Interest income	53,235	8,689	101,710	25,179
Amortization of debt discount on convertible debt	(26,211)	–	(26,211)	–

LOSS BEFORE INCOME TAXES	(912,309)	(837,489)	(65,568)	(1,163,216)
Benefit for income taxes	395,572	352,330	26,227	490,899

NET LOSS	$ (516,737)	$ (485,159)	$ (39,341)	$ (672,318)

LOSS PER SHARE
Basic and diluted	$ (0.04)	$ (0.04)	$ (0.00)	$ (0.06)

WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE
Basic and diluted	11,721,467	11,576,357	11,719,283	11,523,930

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-Q for the quarter ended December 31, 2008.  We encourage you to review the accompanying notes to these condensed consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	June 30,
ASSETS	(Unaudited)	2008
CURRENT ASSETS:
Cash and cash equivalents	$ 719,475	$ 236,571
Accounts receivable, net	3,023,675	3,082,516
Inventories	7,196,244	9,216,439
Taxes receivable	70,282	70,282
Deferred tax assets	772,288	772,288
Prepaid expenses and other current assets	304,883	285,241
Total Current Assets	12,086,847	13,663,337

PROPERTY AND EQUIPMENT, NET	3,127,431	2,472,570

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Deferred tax assets	222,564	260,292
Other assets	130,427	124,359
Total Other Assets	3,937,222	3,968,882

TOTAL ASSETS	$ 19,151,500	$ 20,104,789

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 1,478,924	$ 3,046,563
Accrued compensation and benefits	429,620	731,744
Other accrued expenses and current liabilities	889,543	1,829,919
Short-term capital lease obligation	328,488	–
Income taxes payable	8,446	12,606
Accrued product warranty costs	187,234	198,666
Deferred revenue	381,116	519,139
Total Current Liabilities	3,703,371	6,338,637

OTHER LIABILITIES:
Long-term debt	2,878,683	2,594,209
Deferred rent liability	143,700	166,969
Convertible debt, net of discount of $460,404 in December	789,596	–
Deferred revenue, less current portion	81,656	148,553
Total Other Liabilities	3,893,635	2,909,731

TOTAL LIABILITIES	7,597,006	9,248,368

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value; 25,000,000 shares authorized;
issued and outstanding, respectively, 12,107,799 and 11,721,572
shares in December and 11,794,101 and 11,708,964 shares in June	11,722	11,709
Additional paid-in capital	12,589,289	11,798,443
Accumulated other comprehensive income (loss)	(24,278)	29,167
Accumulated deficit	(1,022,239)	(982,898)
Total Shareholders' Equity	11,554,494	10,856,421

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 19,151,500	$ 20,104,789

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (39,341)	$ (672,318)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	471,108	508,275
Deferred income taxes	(26,227)	(490,899)
Tax benefits from employee stock options	–	125,058
Provision for inventory obsolescence	67,610	8,481
Provision for (recovery of ) bad debts	17,112	(4,134)
Stock-based compensation expense	363,416	221,337
Amortization of debt discount on convertible debt	26,211	–
Changes in operating assets and liabilities:
Accounts receivable	77,174	(326,512)
Inventories	1,957,369	(1,693,128)
Income taxes	(4,160)	88,916
Prepaid expenses and other current assets	(25,863)	(87,042)
Accounts payable	(1,625,183)	798,332
Accrued compensation and benefits	(302,124)	(165,702)
Other accrued expenses and current liabilities	(921,668)	836,080
Deferred rent liability	(23,268)	(33,460)
Deferred revenue	(204,920)	(75,913)
Net cash used by operating activities	(192,754)	(962,629)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(597,482)	(246,417)
Net cash used in investing activities	(597,482)	(246,417)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank credit line net proceeds	284,474	155,220
Bank term loan repayments	–	(72,971)
Capital lease obligation repayments	(200,000)	–
Proceeds from issuance of subordinated convertible debt	1,250,000	–
Proceeds from issuance of common stock	–	243,518
Net cash provided by financing activities	1,334,474	325,767
Effect of exchange rate changes on cash and cash equivalents	(61,334)	–
NET INCREASE (DECREASE) IN CASH	482,904	(883,279)

CASH, BEGINNING OF PERIOD	236,571	1,808,285

CASH, END OF PERIOD	$ 719,475	$ 925,006

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ 111,447	$ 16,191
Income taxes paid (refunded)	$ 6,240	$ (213,974)

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Capital lease additions	$ 528,488	$ –

Contacts:

Media Sciences International, Inc.

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer,

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Communications Director,

bbesold@mediasciences.com, 201.677.9311, ext. 299

Web site: http://www.mediasciences.com